Exhibit 10.27

September 21, 2009

Transcend Services, Inc.

Medical Dictation Services, Inc.

One Glenlake Parkway

Suite 1400

Atlanta, Georgia 30328

Attention: Lance Cornell, Chief Financial Officer

Re:	Amendment to Loan and Security Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated as of August 31, 2009 (as at any time amended, the “Loan Agreement”) among Transcend Services, Inc., a Delaware corporation, Medical Dictation Services, Inc., a Maryland corporation (collectively, the “Borrowers”, and each individually, a “Borrower”), and Regions Bank, an Alabama bank (“Lender”). Capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

The parties desire to amend the Loan Agreement as hereinafter set forth.

NOW, THEREFORE, for and in consideration of TEN DOLLARS in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. The Loan Agreement is hereby amended by deleting clause (c) of Section 8.2 of the Loan Agreement and by substituting in lieu thereof the following new clause (c):

(c) Cash Flow Leverage Ratio. As of the end of each Fiscal Quarter ending after the Closing Date, the Cash Flow Leverage Ratio for the 4 Fiscal Quarters then ending shall not exceed 2.00 to 1.00.

2. Ratification and Reaffirmation; Acknowledgements. Each Borrower hereby ratifies and reaffirms each of the Loan Documents and all of such Borrower’s covenants, duties and liabilities thereunder. Each Borrower acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; and all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower).

3. No Novation; Etc. Except as otherwise expressly provided in this agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

4. Miscellaneous. This agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement may be executed in any number of counterparts and by different parties to this agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic mail in portable document format (PDF) shall be deemed to be an original signature hereto. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this agreement.

Very truly yours,

REGIONS BANK

By:	/s/ John F. Bohan
John F. Bohan, Vice President

Accepted and agreed to:

TRANSCEND SERVICES, INC.

By:	/s/ Lance Cornell
Lance Cornell, Chief Financial Officer

MEDICAL DICTATION SERVICES, INC.

By:	/s/ Lance Cornell
Lance Cornell, Chief Financial Officer